Exhibit 99.1

  NEWS

FOR RELEASE: Tuesday, October 22, 2002

ST. LOUIS - Responding to the close scrutiny and speculation resulting from this morning's announcement that David G. Barford, Executive Vice President and Chief Operating Officer, is on paid leave status, Charter Communications, Inc. (Nasdaq: CHTR) issued the following prepared statement:

"Due to the pendency of a previously announced grand jury subpoena, the company determined that the most appropriate course of action at this time is to place Mr. Barford on paid leave pending the result of investigation, after which this status would be reviewed.

We continue to cooperate fully with the grand jury subpoena and reiterate our belief that Charter's financial statements comply with generally accepted accounting principles, in all material respects, and they, and the related SEC filings, provide an accurate picture of the company, its financial condition, results of operations, and the assumptions underlying them.

Carl Vogel, President and Chief Executive Officer, has assumed Mr. Barford's responsibilities on an interim basis."

About Charter

Charter Communications, Inc., A Wired World Company™, is among the nation's largest broadband communications companies, currently serving more than 6.7 million customers in 40 states. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform marketed under Charter Digital Cable® and high-speed Internet access marketed under the Charter Pipeline® brand. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks™ brand. Advertising sales and production services are sold under the Charter Media™ brand. More information about Charter can be found at www.charter.com <http://www.charter.com>.

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CONTACT:
David Andersen
314/543-2213
dandersen@chartercom.com